UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2009

Colosseum Holdings, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	0-12895	59-2399204
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

140 East Main Street, Radford, Virginia 24141

(Address of Principal Executive Office) (Zip Code)

540-639-1478

 (Registrant’s telephone number, including area code)

All State Properties Holdings, Inc.

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions as they relate to Colosseum Holdings, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, unexpected changes in market conditions, volatility in the commodities markets, and the ability to successfully reach agreement on acquisition terms. Except as required by the Federal Securities laws, the Company does not undertake any obligation to release publicly, any revisions to any forward-looking statements.

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On February 19th, 2009 All State Properties Holdings, Inc. (the “Company”) entered into a material definitive agreement with The Colosseum, LLC (“Colosseum”) and Belmont Partners, LLC through which Colosseum acquired approximately fifty and one one-thousandth percent (50.001%) of the capital stock of the Company for three hundred and seventy thousand dollars ($370,000.00). Pursuant to that agreement, the Company intends to pursue the acquisition of certain real estate assets.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 19th, 2009 Mark Kinser was appointed to the board of directors as Director, and as President and Secretary of the Company.   As well, Joseph Meuse resigned from his position as an Officer of the Company on February 19th, 2009. Within the next few days, the Company will file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders of record an information statement prepared in accordance with SEC rule 14f-1, containing information about Mr. Kinser. Ten days after the information statement is mailed to the shareholders of record, Mr. Kinser will take office on the Board. Mr. Kinser’s appointment as an officer was effective immediately.

Set forth below is certain biographical information regarding the New Director and Officer:

E. Mark Kinser:  Director, President and Secretary of the Company.

Mr. Kinser is 51 years old and since 1987 has been the C.E.O. of Unlimited Construction Inc. Additionally Mr. Kinser has, since 2002, been the General Partner and developer of Heather Glenn, LP; Huckleberry Court, LP; High Meadows Associates, LP; and Henley Place, LP  townhome communities consisting of 191 multi-family affordable tax credit units in the New River Valley with a total project cost of approximately $29 million. Mr. Kinser is currently developing Three Rivers Landing, LP a townhome community in Gulport, Mississippi consisting of 170 multi-family affordable units with a total project cost in excess of $28 million. Mr. Kinser served as a Board Member of the Virginia Board of Contractors from 2001 to 2008. He was originally appointed to a four year term by the Honorable James Gilmore, Governor of the Commonwealth of Virginia, and approved by the Virginia General Assembly in January 2001.  He was voted Chairman of the Board in June 2002, reappointed Chairman in 2003, reappointed to a four year term by the Honorable Mark Warner, Governor of the Commonwealth of Virginia, and approved by the Virginia General Assembly in July 2004. Mr. Kinser was again nominated and reappointed Chairman in 2004 and served in that capacity until 2008. He served from 2003 to 2007 as a Board Member of the Advisory Committee on Underground Utilities for the Virginia State Corporation Commission. Mr. Kinser holds a class A Virginia Contractor’s License and is a 1981 graduate of the Virginia Polytechnic Institute & State University.

Item 5.03

Amendments to Articles of Incorporation or Bylaws

Name Change. On March 30, 2009 the registrant held a Special Meeting of the Board of Directors and by unanimous consent and adopted an amendment to its Articles of Incorporation changing the name of the Registrant to “Colosseum Holdings, Inc.” in accordance with Section 78.385 of the Nevada Revised Statute. On April 1, 2009 the Registrant filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada changing its name to Colosseum Holdings, Inc.

Change of Symbol and CUSIP Number. Commensurate with the name change, Registrant also took the necessary steps to change its symbol and CUSIP Number.

Item 8.01

Other Events

On April 1, 2009 the Company’s Board of Directors approved a one-for-25 reverse stock split of the Company’s common stock. The effective date of the reverse stock split will be 12:00am Eastern time on April 21, 2009. As a result of the reverse stock split, the remaining number of shares of the Company’s common stock will be adjusted in proportion to the one-for-twenty five reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Colosseum Holdings , Inc.

Date: April 6, 2009	By:	/s/ Mark Kinser
President and Secretary